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Statement re: Computation of Per Share Earnings
(In thousands, except per share data)
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

                                                                Year Ended December 31
                                           1996       1995       1994       1993       1992       1991
Primary:
Net income                                 $616,615   $565,476   $522,744   $473,729   $404,397   $377,322

Average common shares outstanding           220,363    226,666    229,408    235,057    239,283    241,584
Incremental shares outstanding <F1>           3,123      2,878      2,670      2,748      2,358      1,958
Average primary common shares               223,486    229,544    232,078    237,805    241,641    243,542

Earnings per common share - Primary           $2.76      $2.47      $2.25      $1.99      $1.67      $1.55


Fully Diluted:
Net income                                 $616,615   $565,476   $522,744   $473,729   $404,397   $377,322

Average common shares outstanding           220,363    226,666    229,408    235,057    239,283    241,584
Incremental shares outstanding <F1>           3,156      2,906      2,704      2,780      2,362      2,060
Average fully diluted common shares         223,519    229,572    232,112    237,837    241,645    243,644

Earnings per common share - Fully Diluted     $2.76      $2.47      $2.25      $1.99      $1.67      $1.55

<F1> Includes the incremental effect of stock options and restricted stock outstanding computed under the treasury stock method.
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